UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): July 22, 2014

NATIONAL GENERAL HOLDINGS CORP.
(Exact name of registrant as specified in its charter)

Delaware	001-36311	27-1046208
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
59 Maiden Lane, 38th Floor
New York, New York 10038
(Address of principal executive offices) (zip code)
(212) 380-9500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
National General Holdings Corp. (the “Company”), previously disclosed (including by Current Report on Form 8-K filed on April 14, 2014) (i) that ACP Re, Ltd. (“ACP Re”), an entity controlled by the Michael Karfunkel 2005 Grantor Retained Annuity Trust, through a subsidiary, agreed to acquire 100% of the outstanding stock of Tower Group International, Ltd. (“Tower”) and merge with Tower (the “Merger”), and (ii) that, in connection with the closing of the Merger, the Company and AmTrust Financial Services, Inc. (“AmTrust”) agreed to (a) acquire the renewal rights and certain other assets related to Tower’s personal lines insurance operations and commercial lines insurance operations, respectively; (b) administer the run-off of Tower’s historical personal lines claims and commercial lines claims at cost, (c) in their discretion, place personal lines business and commercial lines business with the Tower insurance companies, which they will exclusively manage and fully reinsure for a net 2% ceding fee payable to the Tower insurance companies, (d) retain the expirations on all business written by the Tower insurance companies through the Company and AmTrust, as managers, and (e) receive the agreement of the Tower insurance companies and ACP Re not to compete with respect to the personal lines business and commercial lines business. The Company also agreed to acquire the Attorneys-in-Fact which serve as insurance managers for the reciprocal exchanges managed by Tower from ACP Re for $7.5 million.

The Company also disclosed in its Current Report on Form 8-K filed on April 14, 2014 that, effective upon the consummation of the Merger, (i) the Company and AmTrust expect to provide ACP Re with financing in an aggregate principal amount of up to $125 million each, upon terms to be negotiated, and (ii) the Company, along with AmTrust, as reinsurers, will enter into a $250 million aggregate stop loss reinsurance agreement with a subsidiary of Tower by which each, as reinsurers, will provide, severally, $125 million of stop loss coverage with respect to the run-off of the legacy Tower business (the “Stop-Loss”), and ACP Re will enter into a reinsurance agreement (the “Retrocession”) by which it reinsures the full amount of any payments that the Company and AmTrust would be obligated to make under the Stop Loss.

On July 22, 2014, a Special Committee of the Company’s Board of Directors composed solely of independent directors (the “Special Committee”) approved the terms of the Credit Agreement to be entered into with ACP Re upon consummation of the Merger. The $250 million loan will have a seven-year term, will bear interest at an annual rate of 7% and will contain restrictive covenants, including, without limitation, covenants relating to the value of ACP Re’s assets, ACP Re’s leverage ratio and fixed charge coverage ratio, as well as other typical limitations on ACP Re’s activities. The loan will be secured by a security interest in the stock of ACP Re and its subsidiaries, the assets of ACP Re and certain of the assets of ACP Re’s unregulated subsidiaries.

In addition, the Special Committee approved the terms of the Stop Loss and Retrocession. The Stop Loss premium will be equal to $56 million, payable five years following the closing of the Merger. The Retrocession premium will be equal to the Stop Loss premium, less a fee of 5.5% of the Stop Loss premium to be retained by the Company and AmTrust.

In addition to the financing described above, to compensate ACP Re both for the adverse development disclosed by Tower and its impact on ACP Re’s current estimate of Tower’s expected financial position at the closing of the Merger, and the value the Company and AmTrust are expected to achieve as a result of the transaction, the Special Committee also approved the Company’s entrance into an Amended and Restated Personal Lines Master Agreement with ACP Re (the “Amended and Restated Master Agreement”), which, in addition to the agreements previously described, provides that the Company will pay ACP Re contingent consideration in the form of an earnout (the “Contingent Payments”), payable semi-annually on the last day of January and July, of 3% of gross written premium of the Tower personal lines business written or assumed by the Company following the closing in connection with the transaction for a three-year period. The Contingent Payments to be made by the Company are capped at a total of $30 million, in the aggregate, over the three-year period. The parties entered into the Amended and Restated Master Agreement on July 23, 2014. Simultaneously, ACP Re and AmTrust entered into an Amended and Restated Commercial Lines Master Agreement that provides for contingent consideration payable by AmTrust to ACP Re on the same terms.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL GENERAL HOLDINGS CORP.

Date: July 24, 2014	By:	/s/ Jeffrey Weissmann
Jeffrey Weissmann
General Counsel and Secretary